                                                                   Exhibit 10.17

                                                                 EXECUTABLE COPY

                               LICENSE AGREEMENT

This Agreement is made this fourteenth day of July, 2000 (the "Effective Date"), by and between Ford Motor Company, a Delaware Corporation having its principle place of business at One American Road, Dearborn, MI 448121, (hereinafter "Ford") and Vastera Solution Services Corporation, a Delaware corporation having a principle place of business at 45025 Aviation Drive, Dulles, VA 20166 (hereinafter "Vastera").

WHEREAS, Ford has developed and owns certain Information Technology that it uses in its internal operations concerning the import and export trade management portion of its business.

WHEREAS, Ford and Vastera are entering into another agreement, contemporaneously herewith, in which Vastera will convey to Ford a certain equity share in Vastera's business (the "Stock Transfer Agreement").

WHEREAS, Ford and Vastera are entering into this Agreement in order to convey sufficient rights in certain Ford-owned Information Technology to allow Vastera to conduct Vastera's business and to make improvements in such Information Technology.

NOW, THEREFORE, for and in consideration of the agreements set forth below, Vastera and Ford agree as follows:

1.     DEFINITIONS.

"Information Technology" means the computer programs and systems listed in Schedule A (including any associated files, documentation and data, to the extent such data is not proprietary or unique to Ford's business) and any modifications or Derivative Works based upon any such program, system, file, documentation or data.

"Ford's Intellectual Property" means know-how or inventions held as trade secrets; inventions for which applications for patents are filed in any country; patented inventions; writings, data and software and any other works of authorship that are protectable by trade secrets and/or copyrights and embodied in Information Technology.

"Derivative Work" means a work of authorship based on one or more preexisting works, including, without limitation, a translation, condensation, transformation, expansion or adaptation, which, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement. The term "Derivative Work" does not include the preexisting work upon which the Derivative Work is based.


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"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended, and the related regulations and published interpretations.

2.     LICENSE.

In consideration of the equity share to be provided to Ford under the Stock Transfer Agreement executed contemporaneously herewith, Ford hereby grants to Vastera a worldwide, nonexclusive, permanent, personal, nontransferable license under Ford's Intellectual Property with rights to use, reproduce, modify and prepare Derivative Works based upon Information Technology for the sole purpose of supporting Vastera's business of providing import and export trade management services to Ford, subsidiaries of Ford, and Vastera's other customers.

3.     OWNERSHIP.

Ford represents either that it owns all rights, title and interest in Information Technology and all copies thereof, or that some rights in Information Technology are owned by one or more third party and Ford has the right to grant the rights granted herein. Vastera agrees that it will not make any claim of ownership to any right, title or interest to Ford's Intellectual Property, Information Technology or copies thereof contrary to Ford's or such third party's claim of ownership.

4.     ASSIGNMENT.

Neither this Agreement nor any rights granted hereunder, in whole or in part shall be assignable or otherwise transferable by Vastera, except that Vastera may assign this Agreement (including all rights granted hereunder) without the consent of Ford to an entity that acquires all, or substantially all, of the business of the Vastera, so long as (i) such acquiring entity is not a competitor of Ford or Ford Subsidiaries and (ii) such acquiring entity agrees to utilize the rights granted hereunder only in support of Ford and Ford Subsidiary operations. Except as provided in this Section 4, nothing in this Agreement grants to Vastera the right to assign, sell, lease, loan or otherwise transfer Information Technology in whole or in part to a third party.

5.     MAINTENANCE.

Ford shall provide Information Technology maintenance support in connection with this Agreement as further described in Schedule A.

6.     FORD'S IP WARRANTY/INDEMNITY.

(a) Ford warrants that the transfer to Vastera and Vastera's licensed use of Information Technology, in its original form as of the Effective Date, will not infringe any copyrights or trade secrets of any other entity. Ford will indemnify and defend Vastera from any claim, liability and expense, including reasonable attorneys' fees, arising out of any breach of the foregoing warranty, provided that Vastera notifies Ford in a timely fashion of such claim. In the event a


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claim of infringement is asserted or Ford has reason to believe such a claim may be asserted, Ford may replace or arrange to modify the Information Technology to make it non-infringing, or Ford may procure at its expense a license for Vastera to use the rights allegedly infringed.

(b) Ford represents that it has no knowledge of any threat or allegation that Information Technology infringes or may infringe the intellectual property rights of any third party.

(c) Ford will indemnify Vastera against any claim, liability, and expense, including reasonable attorneys' fees, arising out of and associated with a final judgment of infringement by Vastera of any third party patents that results from Vastera's licensed use of Information Technology, provided that such indemnity is subject to the following conditions ("Patent Indemnity"):

      (i) Patent Indemnity applies only to the infringement claims brought against Vastera for patents that were issued on or before the Effective Date;

      (ii) Ford's obligations under the Patent Indemnity do not apply to the extent that the patent infringement by Vastera is attributable to Vastera's use of Derivative Works;

      (iii) Ford's aggregate liability in connection with the Patent Indemnity is limited to the infringement-related damages incurred by Vastera solely in connection with Vastera's use of the Information Technology in supporting Ford's or a Ford Subsidiary's import/export customs operations, and does not extend to Vastera's use of the Information Technology in providing services to others.

      (iv) Ford's maximum aggregate liability in connection with the Patent Indemnity shall not exceed Ten Million Dollars ($10,000,000); and

      (v) Ford shall have no obligation under the Patent Indemnity for any claims brought against Vastera after the third anniversary of the Effective Date.

(d) In the event a claim that Vastera's use of Information Technology infringes a third party's patent commences in any court against Vastera during the period of Ford's obligations under the Patent Indemnity, or Ford has reason to believe such a claim may be asserted, Ford may replace or arrange to modify the Information Technology to make it non-infringing, or Ford may procure at its expense a license for Vastera to use the rights allegedly infringed.

(e) Ford shall be entitled (but is not required) to participate in Vastera's defense of any patent infringement-related claim against Vastera in which the Patent Indemnity applies, and to employ counsel at Ford's expense to assist in the handling of such claims. Vastera shall cooperate with Ford in taking any reasonable actions that would minimize Ford's liability associated with the Patent Indemnity (e.g., participation in settlement negotiations, etc.). Vastera will not compromise or settle any patent infringement-related claims in which the Patent Indemnity applies without the prior written consent of Ford.

(f) Until the third anniversary of the Effective Date, Vastera shall promptly notify Ford in writing of any actual or potential patent infringement claims that arise or may be reasonably expected to arise in connection with Vastera's use of Information Technology.


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(g)    Vastera shall perform an infringement investigation, at Vastera's expense, to determine if Vastera's use of Information Technology is likely to infringe the patent rights of any third party and promptly disclose to Ford the results of such investigation. The investigation and disclosure to Ford will be completed prior to December 31, 2000. Following such disclosure, Vastera shall cooperate with Ford in the formulation and execution of a joint strategy to address any potential patent infringement issues related to Vastera's use of Information Technology.

7.     WARRANTY DISCLAIMER AND LIMITATION OF LIABILITY.

       (a) EXCEPT TO THE EXTENT OF THE REPRESENTATION AND WARRANTY MADE ABOVE, FORD MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, FORD MAKES NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. FORD SHALL IN NO EVENT BE LIABLE TO VASTERA, ITS SUCCESSORS, OR A THIRD PARTY FOR ANY DAMAGES, WHETHER DIRECT OR INDIRECT, SPECIAL OR GENERAL, CONSEQUENTIAL OR INCIDENTAL, ARISING FROM ANY LOSS CLAIMED AS A RESULT OF VASTERA'S USE OF INFORMATION TECHNOLOGY.

       (b) FORD MAKES NO WARRANTY OR REPRESENTATION THAT INFORMATION TECHNOLOGY CAN BE USED FOR ANY PARTICULAR FUNCTION OR THAT VASTERA HAS THE ABILITY TO USE IT. FORD ASSUMES NO RESPONSIBILITY FOR THE SAFETY, QUALITY, DESIGN, SPECIFICATIONS, COMPLETENESS, ACCURACY OR OTHER CHARACTERISTICS OF THE PERFORMANCE, OUTPUT OR END PRODUCT RESULTING FROM THE USE OF INFORMATION TECHNOLOGY. VASTERA'S USE OF THE LICENSED SOFTWARE WILL NOT DIMINISH VASTERA'S OBLIGATIONS OR MITIGATE ANY FAILURES TO PERFORM SPECIFIC SERVICES UNDER ANY PURCHASE ORDER CONTRACTS ISSUED TO VASTERA BY FORD.

       (c) EXCEPT TO THE EXTENT OF THE REPRESENTATION, WARRANTY AND INDEMNITY PROVIDED ABOVE, NOTHING CONTAINED HEREIN SHALL BE CONSTRUED AS CONFERRING BY IMPLICATION, ESTOPPEL OR OTHERWISE THE INDEMNIFICATION OF VASTERA BY FORD AGAINST ANY CLAIM OF INFRINGEMENT OF OTHER THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, WHETHER OR NOT THE EXERCISE OF ANY RIGHT GRANTED HEREIN NECESSARILY EMPLOYS OR REQUIRES THE PRACTICE OF ANY SUCH EXISTING OR SUBSEQUENTLY CREATED THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.


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8.     VASTERA INDEMNITY.

Vastera shall indemnify, defend and otherwise hold Ford harmless against any and all claims brought by any third party against Ford by reason of a failure of Vastera 's services that are in any way alleged to be the result of the content, performance or Vastera's use of Information Technology, and Vastera shall be responsible for all damages and expenses incurred by Ford in assisting Vastera in defending or settling any such claim.

9.     INDEMNIFICATION PROCEDURES.

With respect to a party's indemnity obligations hereunder with respect to third-party claims, the following procedures shall apply:

       (a) NOTICE. Promptly after receipt by any entity entitled to indemnification hereunder of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to the terms and conditions herein, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor acknowledges its responsibilities and obligations with respect to such indemnification and elects to assume control of the defense and settlement of that claim (a "Notice of Election").

       (b) PROCEDURE FOLLOWING NOTICE OF ELECTION. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and all negotiations for the compromise or settlement of such claim; provided that (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. The indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election if such amount was agreed to without the written consent of the indemnitor.

       (c) PROCEDURE WHERE NO NOTICE OF ELECTION IS DELIVERED. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as


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            it may deem appropriate, at the cost and expense of the indemnitor.
            The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

10.    NO TRADEMARK LICENSE

No license is granted to Vastera under this Agreement, by implication or otherwise, that would allow Vastera to use any existing or future trademark of Ford or of any member of the Ford Group.

11.    DISPUTE RESOLUTION.

If a material breach occurs or a dispute arises between the parties relating to this Agreement, the following procedure shall be implemented before either party pursues other available remedies, except that either party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

       (a) The parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the parties hereunder or be deemed a waiver by a party hereto of any remedies to which such party would otherwise be entitled hereunder.

       (b) If within thirty (30) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation.

       (c) The parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within twenty (20) days from the conclusion of the negotiation period.

       (d) The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days. If the parties are not successful in resolving the dispute through the mediation, then the parties agree to submit the matter to binding arbitration or a private adjudicator.

       (e) Mediation or arbitration shall take place in Pittsburgh, Pennsylvania unless otherwise agreed by the parties. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This Section is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 ET SEQ.


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       (f)    In the event of arbitration, the parties agree that the award of the arbitrator shall be (1) the sole and exclusive remedy between them regarding any claims, counterclaims, or issues presented to the arbitrator; (2) final and subject to no judicial review; and
              (3) made and shall promptly be payable in U.S. dollars free of any tax, deduction, or offset. The parties further agree that any costs, fees, or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The parties hereto agree that judgment on the arbitration award may be entered and enforced in any court of competent jurisdiction. Each party shall, except as otherwise provided herein, be responsible for its own costs, including legal fees, incurred in the course of any arbitration proceedings. The fees of the arbitrator shall be divided evenly between the parties.

12.    GENERAL.

12.1   FORCE MAJEURE

Either party's delay or failure to perform (except for a party's payment obligation) shall be excused for so long as, and to the extent that, it is prevented from performing any of its obligations under this Agreement, in whole or in part, as a result of delays caused by fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, or any other cause beyond the reasonable control of such party (a "Force Majeure Event"). The non-performing party shall promptly notify the other party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a workaround solution. For as long as such circumstances prevail, the party whose performance is delayed or hindered shall continue to use reasonable efforts to minimize the length and effect of delays and shall re-commence performance after the cessation of the Force Majeure Event.

12.2   BINDING NATURE

This Agreement shall be binding on the parties hereto and their respective successors and assigns.

12.3   ENTIRE AGREEMENT; AMENDMENT; WAIVER

This Agreement, including the Schedules referred to herein and attached hereto constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless set forth in a writing signed by each of the parties. The failure of a party to enforce, or the delay by either of them in enforcing, any of their respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and a party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.


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12.4   NOTICES

All notices, requests, demands, and determinations under this Agreement (other than routine operational communications), shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express, overnight courier with a reliable system for tracking delivery, or (iii) six (6) calendar days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

       In the case of Ford:        Ford Motor Company
                                   One American Road, 11th Floor
                                   Dearborn, Michigan 48126
                                   ATTENTION: Vice President, Material Planning
                                    and Logistics

       With copies to:             Ford Motor Company
                                   One American Road
                                   Dearborn, Michigan 48126
                                   ATTENTION: Assistant Tax Officer, Corporate
                                    Finance

                                   Ford Motor Company
                                   Office of the General Counsel
                                   One American Road, WHQ Suite 320
                                   Dearborn, Michigan 48126
                                   Attention: Assistant General Counsel --
                                    Transactions

       In the case of Vastera:     Vastera Solution Services Corporation
                                   45025 Aviation Drive
                                   Dulles, Virginia 20190-5602
                                   ATTENTION:  General Counsel

       With copies to:             Vastera Solution Services Corporation
                                   45025 Aviation Drive
                                   Dulles, Virginia 20190-5602
                                   ATTENTION: Vastera designated Liaison

A party may from time to time change its address or designee for notification purposes by giving the other prior written notice of the new address or designee and the date upon which it will become effective.

12.5   COUNTERPARTS

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties hereto.


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12.6   SEVERABILITY

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by an arbitrator or a court with jurisdiction over the parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law. The remainder of this Agreement shall remain in full force and effect.

12.7   CONSENTS AND APPROVAL

Except where expressly provided as being in the discretion of a party, where agreement, approval, acceptance, consent, or similar action by either party is required under this Agreement, such action shall not be unreasonably delayed or withheld.

12.8   SURVIVAL

Any provision of this Agreement which contemplates performance or observance after any termination or expiration of this Agreement (in whole or in part) shall survive any termination or expiration of this Agreement and continue in full force and effect.

12.9   THIRD PARTY BENEFICIARIES

This Agreement is entered into solely between, and may be enforced only by, Ford and Vastera. This Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a party, or to create any obligations of a party to any such third parties.

12.10  CHOICE OF LAW

This Agreement and performance under it shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its choice of law principles.

12.11  NEGOTIATED TERMS

The parties agree that the terms and conditions of this Agreement are the result of negotiations between the parties and that this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this Agreement.

12.12  TITLES AND HEADINGS

Titles and headings of Sections of this Agreement are for convenience only and will not affect the construction of any provision of this Agreement.

12.13  NO INDIVIDUAL AUTHORITY


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Neither party shall, without the express, prior written consent of the other party, take any action for or on behalf of or in the name of the other party, assume, undertake, or enter into any commitment, debt, duty or obligation binding upon the other party, except for actions taken pursuant to agreements entered into between such party or its Affiliates and any other party.

12.14  PARENT GUARANTY

In connection with this Agreement, Ford and Vastera, Inc. have executed a Parent Guaranty, attached hereto as Schedule B.

13.    CONDITIONS PRECEDENT

13.1   HSR ACT

Both Parties' obligations under this Agreement are subject to the termination or expiration of any HSR Act waiting period applicable to the Stock Transfer Agreement among Ford, Vastera, and Vastera, Inc. (the "Stock Transfer Agreement", dated as of the date hereof).

13.2   ACCOUNTING TREATMENT

Both Parties' obligations under this Agreement are subject to the receipt by Vastera of written approval or concurrence from the United States Securities and Exchange Commission of its treatment of the transactions contemplated by the Stock Issuance Agreement as a business combination applying the purchase method of accounting under generally accepted accounting principles, provided that the foregoing condition precedent shall be deemed waived by both Parties in the event that no such written approval or concurrence has been received by Vastera within sixty (60) days of the Effective Date.

FORD MOTOR COMPANY                      VASTERA SOLUTION SERVICES
                                        CORPORATION



By: /s/ Frank Taylor                    By:  /s/ Arjun Rishi
   -------------------------------          -------------------------------

Printed:                                Printed:
        --------------------------              ---------------------------

Title:                                  Title:
     -----------------------------            -----------------------------

Date:                                   Date:
     -----------------------------            -----------------------------


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

                                   SCHEDULE A

1.       FORD INFORMATION TECHNOLOGY
Ford will provide maintenance support for the following customs applications:
a)       Border Crossing
b)       COMPLY
c)       Commercial Invoice (Mexican assembly)
d)       CVECS - Canadian Vehicle Entry System
e)       Duty Drawback Vehicle
f)       Duty Drawback Part & Steel
g)       FTZ - Foreign Trade Zone
h)       HTS - Harmonized Tariff Schedule
i)       MCS - Mexican Customs System (assembly customs)
j)       M&T - Machinery and Tooling Tracking
k)       NCO - NAFTA Certificate of Origin
l)       NPQ - NAFTA Parts Qualification
m)       NAFTA Vehicle
n)       PEERS - Post Entry and Electronic Reconciliation System
o)       WTZ - World Trade Zone (Mexican manufacturing)

2.       FORD INFORMATION TECHNOLOGY SUPPORT
A. Support for the existing Ford customs applications will be provided by Ford's Application Management Center (AMC) and MP&L System's Process and Technology Group (PTG). Ford will dedicate a minimum of six (6) full-time equivalent employees to i) support such systems and ii) share knowledge with Vastera regarding the existing customs-related Ford information technology environment.

B. Service Level Agreements (SLA) exist between Ford Customs and the AMC. These SLAs will continue to be in effect for Vastera. An SLA exists for each application and defines the type of system and its impact to the business (Severity Class), the maximum amount of time it can take to repair an application failure (Business Availability), time to be taken to completely recover from an application failure (Recovery Time), and time an on-line application must be available to the user (System Availability).

3.       RATES AND CHARGES
A. Vastera will pay to Ford three hundred fifty thousand dollars ($350,000) per month for each month in which Vastera i) utilizes any of the Ford information technology described in Section 1 or ii) requires any information technology support described in Section 2. Vastera will provide written notice to Ford six months in advance if Vastera intends to discontinue utilizing such information technology and related support.

B. Ford shall invoice Vastera for all amounts due under this agreement for services performed on a monthly basis in advance, provided that Ford may not submit such invoice more than five days prior to the month to which the invoice applies.

C. Payments for invoices submitted i) prior to the 15th of a given month are due on the 15th of the next month, and (ii) on or after the 15th of a given month are due on the last day of the next month. All amounts due and payable to Ford shall be paid, at Ford's option, either (i) by check payable to the order of Ford or (ii) by electronic funds transfer to Ford from account(s) designated by Vastera.

                                   SCHEDULE B
                                 PARENT GUARANTY
                                                                  July 14, 2000

Ford Motor Company
One American Road
Dearborn, Michigan 48126
Attention: Frank Taylor

Re: CERTAIN ARRANGEMENTS AND OBLIGATIONS BETWEEN VASTERA, INC. AND FORD MOTOR COMPANY

Dear Mr. Taylor:

This letter agreement (the "Guaranty") memorializes the implementation of certain agreements between Vastera, Inc. ("Guarantor") and Ford Motor Company ("Ford") in connection with the execution and delivery of the following agreements:

(i) The Stock Issuance Agreement, dated as of July 14, 2000, between Ford and Vastera Solution Services Corporation ("VSSC"), a wholly-owned subsidiary of Guarantor;
(ii)     the License Agreement, dated as of July 14, 2000, between Ford and
         VSSC;
(iii) the Salaried Employee Secondment Agreement, dated as of July 14, 2000, between Ford and VSSC; and
(iv) the Employee Transfer Agreement, dated as of July 14, 2000, between Ford and VSSC.
The foregoing four agreements are collectively referred to as the "Agreements". Ford and Guarantor agree to the following:

1.       GUARANTY

In consideration of the execution of the Agreements, Guarantor hereby absolutely, irrevocably, and unconditionally guarantees to Ford Motor Company the full performance by VSSC of all covenants and obligations assumed by VSSC under the Agreements.

2.       GOVERNING LAW

This Guaranty shall be construed under the laws of the State of Michigan.

If the foregoing accurately sets forth our agreement regarding the issues addressed herein, please sign the enclosed copy of this Guaranty and return it to me at your earliest convenience.

                                            Sincerely,

                                            VASTERA, INC.

                                            By:
                                               -------------------------
                                            Arjun Rishi, President


Acknowledged and agreed to this
fourteenth day of July, 2000:

FORD MOTOR COMPANY

By:
   -----------------------------
Frank Taylor, Vice President, MP&L